Exhibit 99.1

NexImmune Announces 1-for-25 Reverse Stock Split

October 18, 2023

GAITHERSBURG, Md. – Oct. 18, 2023 – NexImmune, Inc. (Nasdaq: NEXI) (the “Company”) a biotechnology company developing a novel approach to immunotherapy designed to orchestrate a targeted immune response by directing the function of antigen-specific T cells in oncology, autoimmune and infectious diseases, today announced that the Board of Directors and stockholders of the Company approved a 1-for-25 reverse stock split of the Company’s common stock at a special meeting of the Company held on October 17, 2023. The reverse stock split will take effect after the close of trading on The Nasdaq Capital Market at 5:00 p.m. Eastern Time, on Wednesday, October 18, 2023. The Company’s common stock will open for trading under a new CUSIP number 65344D 208 on The Nasdaq Capital Market on October 19, 2023, on a split-adjusted basis under the current ticker symbol “NEXI.” The reverse stock split is intended to increase the per share trading price of the Company’s common stock to enable the Company to regain compliance with the minimum bid price requirement for continued listing on The Nasdaq Capital Market.

The 1-for-25 reverse stock split will automatically convert 25 current shares of the Company’s common stock into one share of common stock. No fractional shares will be issued in connection with the reverse stock split. Stockholders who would otherwise hold a fractional share of the Company’s common stock following the reverse stock split will receive a cash payment in lieu thereof at a price equal to that fractional share to which the stockholder would otherwise be entitled multiplied by the closing sale price of the common stock on The Nasdaq Capital Market, as adjusted for the reverse stock split, on Wednesday, October 18, 2023.

The reverse split will reduce the number of shares of outstanding common stock from approximately 26,455,022 shares, the number of shares outstanding as of October 18, 2023, to approximately 1,058,200 shares. The total authorized number of shares will not be reduced. Proportional adjustments will also be made to the exercise and conversion prices of the Company’s outstanding stock options and warrants, and to the number of shares issued and issuable under the Company’s stock incentive plans.

Stockholders holding their shares electronically in book-entry form are not required to take any action to receive post-split shares. Stockholders owning shares through a bank, broker, or other nominee will have their positions automatically adjusted to reflect the reverse stock split, subject to brokers’ particular processes, and will not be required to take any action in connection with the reverse stock split. For those stockholders holding physical stock certificates, the Company’s transfer agent, Computershare Trust Company, N.A., will send instructions for exchanging those certificates for shares held electronically in book-entry form or for new certificates, in either case representing the post-split number of shares, and any payments in cash in lieu of fractional shares, if applicable.

About NexImmune

NexImmune is developing novel approach to immunotherapy designed to employ the body’s own T cells to generate a specific, potent, and durable immune response. The backbone of NexImmune’s approach is a proprietary Artificial Immune Modulation (AIM™) nanoparticle technology platform. The AIM technology enables NexImmune to construct nanoparticles that function as synthetic dendritic cells capable of directing a specific T cell-mediated immune response. AIM constructed nanoparticles employ natural biology to engage, activate and expand endogenous T cells in ways that combine anti-tumor attributes of antigen-specific precision, potency and long-term persistence with reduced potential for off-target toxicities. NexImmune is focused on developing injectable AIM nanoparticle constructs and modalities for potential clinical evaluation in oncology, autoimmune disorders and infectious diseases.

For more information, visit www.neximmune.com.

Forward Looking Statements

This press release may contain “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are based on the beliefs and assumptions and on information currently available to management of the Company. All statements other than statements of historical fact contained in this press release are forward-looking statements, including statements concerning the Company’s ability to regain compliance with the minimum bid price requirement for continued listing on the Nasdaq Capital Market; the impact of our workforce reduction; the enrollment, timing, progress, release of data from and results of the Company’s paused clinical trials and the expectations with respect to potential AIM INJ product candidates; the timing, progress and release of preclinical data from our AIM INJ platform programs and other preclinical research programs; the expectation of submitting an IND for NEXI-101 (injectable) in 2024; and the utility of prior preclinical and clinical data in determining future clinical results. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these terms or other comparable terminology. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. These risks and uncertainties include, but are not limited to, the risks and uncertainties set forth in the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2022 filed with the Securities and Exchange Commission (“SEC”) on March 28, 2023, and subsequent reports that we file with the SEC. Forward-looking statements represent the Company’s beliefs and assumptions only as of the date of this press release. Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, it cannot guarantee future results, levels of activity, performance or achievements. Except as required by law, the Company assumes no obligation to publicly update any forward-looking statements for any reason after the date of this press release to conform any of the forward-looking statements to actual results or to changes in its expectations.

CONTACT:

Chad Rubin

crubin@neximmune.com